Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 4

AMENDMENT NO. 4 TO CREDIT AGREEMENT, dated as of March 24, 2022 (this “Amendment”), is entered into by and among XEROX CORPORATION, a New York corporation (the “Company”), XEROX HOLDINGS CORPORATION, a New York corporation (“Holdings”), CITIBANK, N.A., as administrative agent on behalf of the lenders party to the Credit Agreement (as defined below) (in such capacity, the “Agent”), and the Required Lenders party hereto.

PRELIMINARY STATEMENTS:

The Company, the Agent and certain lenders entered into that certain Amended and Restated Credit Agreement, dated as of August 9, 2017, as amended by Amendment No. 1 thereto, dated as of February 15, 2018, Amendment No. 2 thereto, dated as of July 31, 2019, and Amendment No. 3 thereto, dated as of July 31, 2020 (as so amended, the “Credit Agreement” and as further amended pursuant to this Amendment, the “Amended Credit Agreement”; capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement);

The Company has requested to amend the Credit Agreement as set forth herein to reduce ratably the aggregate amount of Revolving Credit Commitments from $1,800,000,000 to $1,500,000,000 and to make certain changes to the financial covenants contained therein.

The Company, the Agent and the Required Lenders party hereto have agreed to further amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1. Amendments to Credit Agreement. The Credit Agreement is, subject to the satisfaction (or waiver by the Agent) of the conditions precedent set forth in Section 4 hereof, hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is amended by adding the following new definition thereto in proper alphabetical order:

“Amendment No. 4” means Amendment No. 4 to this Agreement, dated as of March 24, 2022, by and among the Company, Holdings, the Agent and the Required Lenders party thereto.

“Amendment No. 4 Effective Date” means March 24, 2022.

(b) Section 1.01 of the Credit Agreement is further amended by amending and restating the following definitions in their entirety to provide as follows:

“Covenant Modification Period” means the period beginning on January 1, 2022 and ending on, and inclusive of, the earlier of (a) June 30, 2022 and (b) the date on which the Company delivers a Covenant Reversion Notice.

“Covenant Reversion Notice” means a written notice delivered by the Company to the Agent electing to end the Covenant Modification Period.

“Net Debt for Borrowed Money” means, as of any date, Debt for Borrowed Money minus the lesser of (a) Unrestricted Cash as of such date and (b) (i) prior to the Covenant Modification Period, $1,750,000,000, (ii) during the portion of the Covenant Modification Period beginning on January 1, 2022 and ending on, and inclusive of, March 31, 2022, $1,250,000,000 and (iii) during the portion of the Covenant Modification Period beginning on April 1, 2022 and ending on, and inclusive of, June 30, 2022, $1,000,000,000.

“Revolving Credit Commitment” means, as to any Lender, (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18. As of the Amendment No. 4 Effective Date, the aggregate amount of the Revolving Credit Commitments is $1,500,000,000, as set forth on Schedule I to Amendment No. 4.

(c) Section 5.03 of the Credit Agreement is amended and restated in its entirety to provide as follows:

“SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company will:

(a) Leverage Ratio. With respect to each Fiscal Quarter ending on or after the Amendment No. 3 Effective Date, maintain a ratio of Net Debt for Borrowed Money as of the end of such Fiscal Quarter to Consolidated EBITDA for the period of four Fiscal Quarters then ended of not greater than 4.25:1.

(b) Interest Coverage Ratio. With respect to each Fiscal Quarter ending after the Restatement Date, maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense, in each case for the period of four Fiscal Quarters then ended, of not less than 3.00:1.

(c) Minimum Unrestricted Cash. At the end of each Fiscal Quarter ending on or after the Amendment No. 4 Effective Date, maintain Unrestricted Cash in an amount not less than $500,000,000.”

SECTION 2. Revolving Credit Commitments. In accordance with Section 2.05 of the Credit Agreement, the aggregate amount of the Revolving Credit Commitments is, subject to the satisfaction (or waiver by the Agent) of the conditions precedent set forth in Section 4 hereof, permanently reduced from $1,800,000,000 to $1,500,000,000, on a ratable basis, effective as of the Amendment Effective Date (as defined below).

SECTION 3. Reference to and Effect on the Credit Agreement.

(a) On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Credit Agreement.

(b) The Credit Agreement, as specifically amended by this Amendment, is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed.

(c) Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor shall it constitute a waiver of any provision of the Credit Agreement other than as expressly permitted herein.

(d) The parties hereto acknowledge and agree that the amendment of the Credit Agreement pursuant to this Amendment shall not constitute a novation of the Credit Agreement as in effect prior to the Amendment Effective Date.

(e) Each of the Company and Holdings hereby (i) reaffirms its obligations under the Amended Credit Agreement and each Note to which it is a party, in each case as modified by this Amendment, and (ii) acknowledges and agrees that the guarantee of Holdings contained in the Amended Credit Agreement is, and shall remain, in full force and effect in respect of the obligations of the Company and each other Borrower under the Amended Credit Agreement.

(f) This Amendment shall for all purposes constitute a Loan Document.

SECTION 4. Conditions of Effectiveness for Amendment. This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which the following conditions shall have been satisfied (or waived by the Agent):

(a) On the Amendment Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Amendment Effective Date, stating that:

(i)	The representations and warranties contained in Section 4.01 of the Amended Credit Agreement are correct on and as of the Amendment Effective Date, and

(ii)	No event has occurred and is continuing that constitutes a Default.

(b) The Agent shall have received counterparts to this Amendment duly executed by Holdings, the Company and the Required Lenders.

SECTION 5. Representations and Warranties. Each of Holdings and the Company hereby represents and warrants to the Agent that:

(a) The execution, delivery and performance by Holdings and the Company of this Amendment are within its corporate or similar powers, have been duly authorized by all necessary corporate or similar action; and

(b) This Amendment has been duly executed and delivered by it and this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligation of such Person, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 6. Costs and Expenses. The Company agrees that all documented reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder shall be paid in accordance with Section 9.04 of the Credit Agreement.

SECTION 7. Execution in Counterparts; Electronic Execution. This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of (a) this Amendment and/or (b) any document, approval, consent, information, notice, certificate, request, statement disclosure or authorization related to this Amendment and/or the transactions contemplated hereby (each an “Ancillary Document”) that is an Electronic Signature (as defined below) transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Amendment and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system as the case may be. For purposes of this Section, “Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

SECTION 8. Governing Law and Waiver of Right of Trial by Jury. This Amendment is subject to the provisions of Sections 9.10, 9.13 and 9.20 of the Credit Agreement relating to governing law, submission to jurisdiction, venue and waiver of trial by jury, the provisions of which are by this reference incorporated herein in full.

SECTION 9. Waiver of Notice of Reduction of Revolving Credit Commitments. Any notice required pursuant to Section 2.05 of the Credit Agreement to effectuate the permanent reduction of the aggregate amount of the Revolving Credit Commitments from $1,800,000,000 to $1,500,000,000 on the Amendment No. 4 Effective Date is waived.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amendment No. 4 to Credit Agreement to be executed by their respective authorized officers as of the date first above written.

XEROX CORPORATION,

By:	/s/ Robert Birkenholz
Name: Robert Birkenholz
Title: V.P. and Treasurer

XEROX HOLDINGS CORPORATION,

By:	/s/ Robert Birkenholz
Name: Robert Birkenholz
Title: V.P. and Treasurer

CITIBANK, N.A., as the Agent and as a Lender

By:	/s/ James Walsh
Name: James Walsh
Title: Vice President and Managing Director

Bank of America N.A., as a Lender

By:	/s/ Lauren Lountzis
Name: Lauren Lountzis
Title: Officer

BANK OF AMERICA N.A., as a Lender

By:	/s/ Marc Maslanka
Name: Marc Maslanka
Title: Director

BNP Paribas, as a Lender

By:	/s/ Michael Kowalczuk
Name: Michael Kowalczuk
Title: Managing Director

By:	/s/ Eve Ravelojaona
Name: Eve Ravelojaona
Title: Director

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Matthew Cheung
Name: Matthew Cheung
Title: Vice President

Mizuho Bank, Ltd, as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

MUFG Bank, Ltd., as a Lender

By:	/s/ Matthew Antioco
Name: Matthew Antioco
Title: Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Paul Arens
Name: Paul Arens
Title: Director

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

HSBC Bank USA, National Association, as a Lender

By:	/s/ Kyle Patterson
Name: Kyle Patterson
Title: Senior Vice President

PNC Bank, National Association, as a Lender

By:	/s/ Kristin Wenslau
Name: Kristin Wenslau
Title: Senior Vice President

The Bank of Nova Scotia, as a Lender

By:	/s/ Luke Copley
Name: Luke Copley
Title: Director

TRUIST BANK, as a Lender

By:	/s/ David Miller
Name: David Miller
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Karen H. McClain
Name: Karen H. McClain
Title: Managing Director

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Thomas J. Tarasovich, Jr.
Name: Thomas J. Tarasovich, Jr.
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian Seipke
Name: Brian Seipke
Title: Sr. Vice President

SCHEDULE I

Commitments

Lender	Revolving Credit Commitment
Citibank, N.A.	$145,833,333.33
Bank of America, N.A.	$145,833,333.33
BNP Paribas	$145,833,333.33
JPMorgan Chase Bank, N.A.	$145,833,333.33
Mizuho Bank, Ltd.	$145,833,333.33
MUFG Bank, Ltd.	$145,833,333.33
Credit Agricole Corporate & Investment Bank	$91,666,666.67
HSBC Bank USA, National Association	$91,666,666.67
PNC Bank, National Association	$91,666,666.67
The Bank of Nova Scotia	$91,666,666.67
Truist Bank	$91,666,666.67
Wells Fargo Bank, National Association	$91,666,666.67
The Bank of NY Mellon	$37,500,000.00
U.S. Bank National Association	$37,500,000.00

TOTAL	$1,500,000,000.00